Exhibit 10.2

Final Form

CONFIDENTIAL

August [•], 2024

[Name]

At the Address on File with the Company

Dear [Name]:

This is your Transaction Bonus Agreement (the “Agreement”) with Vector Group Ltd. (the “Company”). Reference is made to that certain Agreement and Plan of Merger, dated as of [•], 2024 (the “Merger Agreement”), by and among JTI (US) Holding Inc., Vapor Merger Sub Inc. (“Merger Sub”) and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”). In recognition of your role as a key [employee][service provider] of the Company and the importance of your contributions in anticipation of the Merger, you have been selected to receive a transaction bonus (a “Transaction Bonus”) in accordance with the terms of this Agreement. Your right to receive the Transaction Bonus described herein is contingent on the occurrence of the Closing. In the event the Merger Agreement terminates by its terms and the Closing has not occurred, this Agreement will terminate and be of no force or effect. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

1.	Transaction Bonus Amount and Payment Timing

The amount of your Transaction Bonus is $[•]. Subject to the conditions below, if you remain actively employed with the Company from the date of this Agreement through the Closing Date, the Company will pay you 100% of the Transaction Bonus in cash, as promptly as reasonably practicable following the Closing Date (but in no event later than the second regularly scheduled payroll date following the Closing Date), through the payroll system of the Company. The Transaction Bonus will be in addition to (and will not be in lieu of) any annual discretionary bonus, commissions or other incentive compensation amounts you may otherwise be entitled to receive (or may become entitled to receive) from the Company. Notwithstanding the foregoing, in the event your employment is terminated by the Company for any reason other than for Cause (as defined in the Company’s 2023 Management Incentive Plan) prior to the Closing, the Company will pay you 100% of the Transaction Bonus in cash, as promptly as reasonably practicable following such termination date (but in no event later than the second regularly scheduled payroll date following such termination date), through the payroll system of the Company. For the avoidance of doubt, in the event that, prior to the Closing Date, your employment with the Company is terminated due to your resignation for any reason, you will not be entitled to receive the Transaction Bonus, and the Transaction Bonus will terminate and be forfeited.

2.	Other Terms

All payments under this Agreement will be less any taxes required to be withheld under applicable federal, state or local law. The Transaction Bonus will not be taken into account in computing the amount of salary or compensation to determine any bonus, retirement, or other benefit under any Company benefit plan or arrangement.

This Agreement will be binding on any successor to the Company.

This Agreement will be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to any conflict of law rules thereof that would require or permit the application of the law of another jurisdiction. The payments under this Agreement are intended to be “short-term deferrals” that do not constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”). The parties agree to interpret and administer this Agreement in a manner intended to comply with Section 409A. In no event may you, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, you will not be considered to have terminated employment with the Company for purposes of this Agreement unless you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

[Signature Page Follows]

We thank you for the service you have rendered in the past and look forward to your contribution to the success of the Company. Please acknowledge your acceptance of this Agreement by signing where indicated below and return it to the Company as soon as possible.

Sincerely,

VECTOR GROUP LTD.

By:
Title:

Accepted and Agreed:

[Name]

[Signature Page to Transaction Bonus Agreement]